Exhibit 10.15(a)

AWARD NOTICE

to [ ]

January __, 2001

Pursuant to the Continental Airlines, Inc.

Executive Bonus Performance Award Program

This document constitutes your formal Award Notice as a Participant under the Continental Airlines, Inc. Executive Bonus Performance Award Program (as amended from time to time, the "Executive Bonus Program") adopted under the Continental Airlines, Inc. Incentive Plan 2000 (as amended from time to time, the "Incentive Plan 2000"). This Award Notice evidences your right to participate in the Executive Bonus Program with respect to the fiscal year of the Company which commences January 1, 2001, subject to the terms of the Executive Bonus Program and the Incentive Plan 2000.

The Human Resources Committee of the Board of Directors of the Company (the "Committee") has established a Budget for purposes of the Executive Bonus Program. The Budget consists of cumulative quarterly net income targets for the fiscal year. Each participant in the Executive Bonus Program who remains continuously employed throughout the entire fiscal quarter with respect to which the bonus is to be paid will receive a cash bonus (Quarterly Bonus) equal to the greater of the Net Income Quarterly Bonus or the EBITDAR Margin Quarterly Bonus for such quarter.

A participant's Net Income Quarterly Bonus for a fiscal quarter is calculated by multiplying the participant's cumulative base salary through such quarter by either (x) 100% plus the percentage positive variance (up to 25%) between the Company's actual cumulative net income through such quarter and the cumulative net income target with respect to such quarter or (y) 100% less the percentage negative variance between the Company's actual cumulative net income through such quarter and the cumulative net income target with respect to such quarter, less any Quarterly Bonuses received with respect to prior quarters in the fiscal year. If the negative variance is greater than 25%, then no Net Income Quarterly Bonus will be paid with respect to such quarter.

A participant's EBITDAR Margin Quarterly Bonus for a fiscal quarter is calculated by multiplying the participant's cumulative base salary through such quarter by either (x) 125%, if the Company ranks first, second or third when comparing the cumulative EBITDAR margins through such quarter for all companies in the Industry Group and the Company achieves the operating income hurdle for such quarter or (y) 0%, if the Company fails to achieve the ranking and operating income hurdle referenced in the prior clause, less any Quarterly Bonuses received with respect to prior quarters in the fiscal year. The annual operating income hurdle is the same as that established under the Company's Long Term Incentive Performance Award Program (LTIP) for the relevant period, and the quarterly operating income hurdles are determined as cumulative quarterly percentages of the annual amount as follows: (1) 19% with respect to the first fiscal quarter; (2) 52.8% with respect to the second fiscal quarter; (3) 83.6% with respect to the third fiscal quarter; and (4) 100% with respect to the fourth fiscal quarter. The definition of the Industry Group is the same as used in the LTIP program, and EBITDAR and EBITDAR margins are calculated identically as in the LTIP program for the relevant periods.

Prior to any payment under the Executive Bonus Program, the Committee must certify in writing that the performance goals have been met.

Capitalized terms used in this Award Notice are defined in the Executive Bonus Program, and your participation is subject to the terms of the Executive Bonus Program and the Incentive Plan 2000. The Executive Bonus Program and the Incentive Plan 2000 are hereby incorporated into this Award Notice by reference.

If you have any questions, or wish to obtain a copy of the Executive Bonus Program or the Incentive Plan 2000, please contact _____________.

CONTINENTAL AIRLINES, INC.

By:_________________________